North America Structured Investments
1.25yr SPX Capped Buffered Return Enhanced Notes
J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.
Summary of Terms
Issuer: JPMorgan Chase Financial Company LLC
Guarantor: JPMorgan Chase & Co.
Minimum Denomination: $1,000
Underlying: S&P 500® Index
Underlying Ticker: SPX
Upside Leverage Factor: 2.00
Maximum Return: At least 8.40%*
Buffer Amount: 10.00%
Underlying Return: (Final Value – Initial Value) / Initial Value
Initial Value: The closing level of the Underlying on the Pricing Date
Final Value: The closing level of the Underlying on the Observation Date
Pricing Date: May 21, 2021
Observation Date: August 22, 2022
Maturity Date: August 25, 2022
CUSIP: 48132TW36
Preliminary Pricing
Supplement: http://sp.jpmorgan.com/document/cusip/48132TW36/doctype/Product_Termsheet/document.pdf
Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than
$970.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, see the hyperlink above.
Payment at Maturity
If the Final Value of the Underlying is greater than its Initial Value, you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Underlying Return multiplied by the Upside Leverage Factor, subject to the Maximum Return on the notes.
If the Final Value of the Underlying is equal to or less than its Initial Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity. If the Underlying declines from its Initial Value by greater than the Buffer
Amount, you will lose 1% of the principal amount of your notes for every 1% that the Underlying has declined beyond the Buffer Amount.
Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
* To be determined on the Pricing Date, but not less than 08.40%
** Reflects a Maximum Return of 08.40% for illustrative purposes. The hypothetical returns and hypothetical payments on the notes shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.
Hypothetical Returns on the Notes at Maturity**
Underlying Performance Note Payoff at Maturity
Payment at Maturity
Underlying Return
Hypothetical
Underlying Return
Hypothetical Note
Return
Hypothetical
Payment at
Maturity
60.00% 8.40% $1,084.00
40.00% 8.40% $1,084.00
30.00% 8.40% $1,084.00
20.00% 8.40% $1,084.00
10.00% 8.40% $1,084.00
5.00% 8.40% $1,084.00
4.20% 8.40% $1,084.00
0.00% 0.00% $1,000.00
-5.00% 0.00% $1,000.00
-10.00% 0.00% $1,000.00
-15.00% -5.00% $950.00
-30.00% -20.00% $800.00
-60.00% -50.00% $500.00
-100.00% -90.00% $100.00

North America Structured Investments
1.25yr SPX Capped Buffered Return Enhanced Notes
J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Selected Risks
? Your investment in the notes may result in a loss.
? Your maximum gain on the notes is limited by the Maximum Return.
? Your payment at maturity will be determined by the Underlying.
? If the Underlying declines from its initial level by more than 10.00%, you could lose up to
$900 for each $1,000 note.
? Any payment on the notes at maturity is subject to the credit risks of JPMorgan Chase
Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of
JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.
? The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.
? No interest payments, dividend payments or voting rights.
? JPMorgan Chase & Co. is currently one of the companies that makes up the S&P 500®
Index.
? As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets.
Selected Risks (continued)
? The estimated value of the notes will be lower than the original issue price (price to public) of the notes.
? The estimated value of the notes is determined by reference to an internal funding rate.
? The estimated value of the notes does not represent future values and may differ from others’ estimates.
? The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.
? Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
? Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline.
The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable product supplement and underlying supplement and “Selected Risk
Considerations” in the applicable preliminary pricing supplement for additional information.
Additional Information
SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company
LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any
agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments)
is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters.
This material is not a product of J.P. Morgan Research Departments.
Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-236659 and 333-236659-01